Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 1445 Ross Avenue Suite 3800 Dallas, Texas 75202-2711 214.758.1000 Office 800.404.3970 Fax bgllp.com

May 21, 2015

Texas Capital Bancshares, Inc.

2000 McKinney Avenue, Suite 700

Dallas, Texas 75201

Re:	Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 3,301,887 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), deliverable pursuant to the terms of awards granted under the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan (the “Plan”). We have been asked by the Company to render this opinion.

In connection with rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of (1) the Registration Statement; (2) the Company’s Certificate of Incorporation, as amended; (3) the Company’s Amended and Restated Bylaws; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In addition, we have assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized, and, when issued and paid for in accordance with the Plan and the provisions of the award agreements relating to awards granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

Texas Capital Bancshares, Inc.

May 21, 2015

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect) and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP